UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 11, 2004


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                              CONTACTS: 408-995-5115
                                     Media Relations: Bill Highlander, Ext. 1244
                                     Investor Relations: Rick Barraza, Ext. 1125


            Calpine Announces New Offerings to Refinance CCFC II Debt

     (SAN JOSE, Calif.), /PR Newswire - FirstCall/ Mar. 11, 2004 -- Calpine Corporation [NYSE: CPN] today announced that its wholly owned subsidiary Calpine Generating Company, LLC (CalGen), formerly Calpine Construction Finance Company II, LLC (CCFC II), has commenced new offerings of approximately $2.4 billion in several tranches of secured institutional term loans and secured notes. The final principal amounts, pricing, relative priorities and the respective maturity dates of the offerings will be determined by market conditions.

     CalGen intends to use the net proceeds from the offerings to refinance amounts outstanding under the $2.5 billion CCFC II credit facility, which matures in November 2004, and to pay fees and transaction costs associated with the refinancing. Current outstanding indebtedness and letters of credit under the CCFC II credit facility total approximately $2.3 billion. CalGen also expects to establish a $200 million, three-year revolving credit facility, which is expected to be used for, among other things, the costs to complete CalGen's power generation facilities that are still under construction.

     CalGen and its wholly owned subsidiaries will own 14 power generating facilities located throughout the United States, 11 of which are in commercial operation and three of which are in advanced stages of construction. The term loans, secured notes and revolving credit facility described above will in each case be secured, through a combination of direct and indirect stock pledges and asset liens, by CalGen's power generating facilities and related assets, and the lenders' recourse will be limited to such security. None of the indebtedness will be guaranteed by Calpine Corporation.

     The secured institutional term loans will be placed in the institutional term loan market. The secured notes will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  March 12, 2004